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                                                                    EXHIBIT 23.1
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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Employee Welfare Benefits Plan Committee of
FMC Corporation:

We consent to incorporation by reference in registration statement (No. 333-64702) on Form S-8 of FMC Corporation of our report dated June 28, 2001, relating to the statements of net assets available for benefits of the FMC Puerto Rico Savings and Investment Plan, as of December 31, 1999 and 1998, and the related statements of changes in the net assets available for benefits for each of the years in the two year period then ended, and the supplemental schedule of assets held for investment purposes, which report appears in the December 31, 1999 Annual Report on Form 11-K of the FMC Puerto Rico Savings and Investment Plan for the year ended December 31, 1999.


/s/ KPMG LLP

Chicago, Illinois
July 6, 2001